Exhibit 99

Penn Virginia Corporation

Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	Frank A. Pici, Executive Vice President and Chief Financial Officer
Ph: (610) 687-8900 Fax: (610) 687-3688 E-Mail: invest@pennvirginia.com

PENN VIRGINIA CORPORATION

ANNOUNCES THIRD QUARTER 2006 RESULTS

RADNOR, PA (BusinessWire) November 1, 2006 – Penn Virginia Corporation (NYSE: PVA) today reported third quarter 2006 net income of $22.9 million, or $1.21 per diluted share, compared to $20.0 million, or $1.07 per diluted share, for the third quarter of 2005. For the third quarter of 2006, operating income was $44.6 million, compared to third quarter 2005 operating income of $46.8 million. Operating cash flow, a non-GAAP measure, was $66.6 million for the third quarter of 2006, compared to $67.3 million for the third quarter of 2005. The increase in net income was due to higher operating income from the Company’s ownership in Penn Virginia Resource Partners, L.P. (NYSE: PVR), which is reported under the coal and natural gas midstream segments below, and derivative gains. These increases were offset in part by higher expenses in the oil and gas segment due to higher production and increased interest expense due to increased debt and higher prevailing interest rates. A reconciliation of non-GAAP financial measures appears in the financial tables later in this release.

Net income for the nine months ended September 30, 2006 was $65.2 million, or $3.46 per diluted share, compared to $34.7 million, or $1.85 per diluted share, for the nine months ended September 30, 2005. Operating cash flow, a non-GAAP measure, was $198.0 million for the nine months ended September 30, 2006, or 21 percent above the $164.0 million for the nine months ended September 30, 2005.

Management Comment

A. James Dearlove, President and Chief Executive Officer, said, “Natural gas and oil production for the third quarter of 2006 was a new quarterly record, approximately 15 percent over the corresponding quarter in 2005 and up six percent over the second quarter of 2006. Natural gas prices for the quarter declined relative to the third quarter of 2005, however, our hedging program allowed us to offset some of that decline.

“Operationally, we were very active during the third quarter, drilling 54 development wells. In the east Texas Cotton Valley program, we drilled 19 successful development wells and we continue to test deeper intervals in both our 100 percent working interest area and in our joint venture area. Horizontal drilling techniques are being tested by us and our joint venture partner, GMX Resources Inc. (NASDAQ: GMXR). In the fourth quarter of 2006, we expect to add another drilling rig to the four rigs currently drilling in the area. Also, in the fourth quarter we expect to continue our Cotton Valley lease acquisition effort. In our Mississippi Selma Chalk play, we drilled 21 successful development wells and we are adding acreage when available. In the fourth quarter of 2006, we plan to drill wells to test down-spacing and horizontal drilling as ways to enhance play economics. We drilled four successful horizontal coalbed methane (HCBM) wells in our Appalachian drilling program. Drilling activity commenced in our Arkoma Basin HCBM program in Oklahoma, where we drilled five successful wells during the third quarter of 2006, and anticipate drilling a total of 30 HCBM wells in that area by year-end using two drilling rigs. We also expect to drill two Granite Wash wells in western Oklahoma during the fourth quarter. We continue to seek non-conventional resource plays such as CBM and shale to expand our prospect inventory and take advantage of our in-house expertise.

“PVR’s record operating income in the third quarter of 2006 was a result of commodity prices and the contribution of our acquisitions in 2005 and 2006. Coal prices continued to be strong and we enjoyed increased production from our coal properties. Natural gas processing margins were elevated by historical standards as natural gas liquids prices were strong relative to natural gas prices.

“The strong performance in both of our businesses was the impetus for PVR’s recently announced distribution increase to $0.40 per unit or $1.60 per unit on an annualized basis. Despite the volatility in commodity prices, we are confident that PVR’s diversified portfolio of high quality assets will provide more than adequate cash flows to support this and future distribution increases. As the owner of PVR’s incentive distribution rights, we have the right to receive 50 percent of any future cash distribution increases above $1.50 per unit, with the limited partners receiving the other 50 percent.

“On July 11, 2006, we announced that our wholly owned subsidiary, Penn Virginia GP Holdings, L.P. (PVG), which was formed to own the general partner interest, all of the incentive distribution rights, 7,475,414 common units and 7,649,880 subordinated units in PVR, had filed a registration statement with the Securities and Exchange Commission for an initial public offering of six million of its common units representing limited partner interests. The PVG offering could increase by up to 900,000 additional common units if the underwriters exercise a 30-day purchase option they are expected to be granted. If the offering is completed, most of the proceeds will be used by PVG to purchase newly issued Class B units from PVR and to make a capital contribution to PVR to maintain its two percent general partner interest. PVR expects to use the proceeds from the Class B units to repay debt.”

Oil and Gas Segment Review

See the Company’s October 25, 2006, news release for a more detailed discussion of third quarter 2006 drilling and production operations for the oil and gas segment.

Oil and gas operating income for the third quarter of 2006 was $18.1 million, compared to $27.0 million reported for the same quarter of 2005. Total oil and gas segment revenues decreased by two percent to $56.9 million from $57.8 million in the third quarter of 2005. A 15 percent increase in oil and natural gas production, from 6.9 billion cubic feet equivalent (Bcfe) in the third quarter of 2005 to a record 7.9 Bcfe in the third quarter of 2006, was more than offset by a decrease in realized prices. The average realized sales price for natural gas in the third quarter of 2006 was $6.89 per thousand cubic feet (Mcf), a decrease of 17 percent from $8.35 per Mcf realized in the third quarter of 2005. Because the Company accounted for its derivatives using hedge accounting in 2005, cash settlements on derivatives were included in the average realized sales price in the third quarter of 2005. Adjusted for cash received on derivative contracts settled during the third quarter of 2006, oil and gas segment revenues and the average realized sales price for natural gas would have increased by $2.6 million and $0.34 per Mcf to $59.5 million and $7.23 per Mcf.

Total oil and gas segment expenses increased 26 percent to $38.8 million in the third quarter of 2006 compared to $30.8 million in the third quarter of 2005, primarily due to the following:

•	Operating expenses increased to $7.9 million in the third quarter of 2006 from $4.6 million in the third quarter of 2005. The increase was primarily due to additional leased compression at fields with increased production, downhole maintenance charges associated with horizontal CBM wells in Appalachia and Selma Chalk wells in Mississippi, increased surface repair costs and increased gathering fees related to HCBM and Cotton Valley wells.

•	Exploration expense increased to $12.7 million in the third quarter of 2006 from $6.0 million in the third quarter of 2005. The increase was primarily due to an increase in dry hole costs related to the write off of six unsuccessful exploratory wells, the amortization of unproved property pools in 2006 and an increase in seismic costs due to the timing of seismic data purchases. These increases were partially offset by a decrease in delay rentals.

•	Taxes other than income decreased to $1.8 million in the third quarter of 2006 from $3.4 million in the third quarter of 2005 due to a severance tax refund related to production in the Cotton Valley play and property tax adjustments in West Virginia.

•	General and administrative expenses increased to $3.2 million in the third quarter of 2006 from $2.0 million in the third quarter of 2005, primarily due to increased payroll costs and consulting fees related to the Crow Creek acquisition.

•	There were no impairment charges in the third quarter of 2006. In the third quarter of 2005, the Company recorded a $3.5 million impairment charge related to a change in estimate of the reserve base of a field in southeast Texas.

•	Depreciation, depletion and amortization (DD&A) expense increased to $13.4 million in the third quarter of 2006 from $11.4 million in the third quarter of 2005. The increase was primarily the result of the 15 percent quarter-to-quarter production increase. The DD&A rate slightly increased to $1.69 per Mcfe produced in the third quarter of 2006 from $1.66 per Mcfe produced in the third quarter of 2005 as a result of a greater percentage of production coming from relatively higher cost horizontal CBM and Cotton Valley wells and general price inflation for equipment, services and tubulars used for drilling and development.

Coal Segment Review (Penn Virginia Resource Partners, L.P. – NYSE:PVR)

Third quarter 2006 operating income in the coal segment was $18.7 million, or 13 percent higher than the $16.6 million reported in the third quarter of 2005. Revenues increased to a record $29.9 million in the third quarter of 2006, a 15 percent increase over the $25.9 million reported in the third quarter of 2005. These increases were mainly a result of higher coal royalty revenues, which increased to $26.6 million in the third quarter of 2006, a 17 percent increase over $22.7 million in the third quarter of 2005. The coal royalty revenue increase was a result of higher coal prices, which caused the average royalty per ton to increase 13 percent to $3.03 in the third quarter of 2006 from $2.67 in the third quarter of 2005, and increased coal production to 8.8 million tons in the third quarter of 2006 from 8.5 million tons in the third quarter of 2005, primarily due to second quarter 2006 property acquisitions in central Appalachia.

Expenses increased to $11.1 million in the third quarter of 2006 from $9.3 million in the third quarter of 2005, due primarily to increased royalty expense related to increased production on subleased properties and depreciation, depletion and amortization (“DD&A”) resulting from higher coal production and a higher depletion rate on recently acquired reserves.

Natural Gas Midstream Segment Review (Penn Virginia Resource Partners, L.P. – NYSE: PVR)

Third quarter 2006 operating income in the natural gas midstream segment was a record $11.1 million compared to $5.9 million in the third quarter of 2005. Inlet volumes at the midstream segment’s gas processing plants and gathering systems were a record 14.6 billion cubic feet (Bcf) or approximately 159 million cubic feet per day (MMcfpd) for the third quarter of 2006, a 26 percent increase from 126 MMcfpd for the third quarter of 2005.

The gross processing margin for the third quarter of 2006, consisting of midstream revenues minus the cost of gas purchased, was a record $20.5 million, an increase of 45 percent over $14.1 million for the third quarter of 2005. This margin increased because average natural gas prices, the main component of the cost of gas purchased, decreased relatively more than the decrease in NGL prices, a main component of midstream revenues. Expenses other than cost of gas purchased increased to $10.2 million for the third quarter of 2006 compared to $8.8 million for the third quarter of 2005, due primarily to increased general and administrative expense and DD&A. Adjusted for cash payments on derivative contracts settled during the quarter, the gross processing margin was $14.0 million, an increase of seven percent over $13.1 million for the third quarter of 2005.

Capital Resources and Impact of Derivatives

As of September 30, 2006, the Company had borrowed $180.0 million under its revolving credit facility. PVR’s outstanding borrowings as of September 30, 2006, were $326.6 million, including $10.8 million of senior unsecured notes classified as current portion of long-term debt. Primarily due to increased PVR and PVA borrowings and higher interest rates, interest expense increased from $4.2 in the third quarter of 2005 to $7.1 million in the third quarter of 2006.

The Company uses commodity price derivative positions to manage price risk in its oil and gas and natural gas midstream segments, as summarized later in this release. In the oil and gas segment, the Company has hedged approximately 40 percent of its current natural gas production for the fourth quarter of 2006, dropping to approximately 20 percent and six percent for 2007 and 2008. For the fourth quarter of 2006 and full year 2007 and 2008, through PVR the natural gas midstream segment has hedged approximately 65, 30, and 30 percent of its commodity price exposure, based on its share of current plant production.

Beginning May 1, 2006, the Company elected to discontinue hedge accounting prospectively. From that date forward, the Company recognizes mark-to-market gains and losses in earnings currently, rather than deferring such amounts on its balance sheet. This change has no impact on the Company’s reported cash flows, but results of operations are affected by the volatility of mark-to-market gains and losses, which fluctuate with changes in oil and natural gas prices. Net income for the third quarter of 2006 included a mark-to-market derivative gain of $11.5 million on oil and gas segment derivatives and a $6.4 million gain on natural gas midstream segment derivatives. Net income for the first nine months of 2006 included a mark-to-market derivative gain of $22.5 million on oil and gas segment derivatives and an $11.7 million loss on natural gas midstream segment derivatives. Net income for the first nine months of 2006 also included a $0.6 million gain on ineffectiveness related to the oil and gas segment. Cash paid or received for derivative settlements in the third quarter of 2006 included $3.1 million in cash receipts related to the oil and gas segment and $7.3 million in cash payments related to the natural gas midstream segment. Cash paid or received for derivative settlements the first nine months of 2006 included $5.0 million in cash receipts related to the oil and gas segment and $15.4 million in cash payments related to the natural gas midstream segment.

Guidance for 2006

See the Guidance Table included in this release for guidance estimates for 2006. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as the Company’s operating environment changes.

Conference Call

A conference call and webcast, at which management will discuss third quarter 2006 results and the outlook for the remainder of 2006, is scheduled for Thursday, November 2, 2006, at 3:00 p.m. ET. Prepared remarks by A. James Dearlove, President and Chief Executive Officer, will be followed by a question and answer period. Investors and analysts may participate via phone by dialing 1-877-407-9205 five to ten minutes before the scheduled start of the conference call, or via Internet webcast by logging on to the Company’s website at www.pennvirginia.com at least 20 minutes prior to the scheduled start of the call to download and install any necessary audio software. A telephone replay of the call will be available until November 3, 2006, at 11:59 p.m. ET by dialing 1-877-660-6853 and using replay passcodes: account number 286 and conference number 216950. An on-demand replay of the call will also be available at the Company’s website beginning shortly after the call.

******

A registration statement relating to the PVG common units has been filed with the Securities and Exchange Commission but has not yet become effective. The PVG common units may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This communication does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the PVG common units in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any jurisdiction.

Penn Virginia Corporation (NYSE: PVA) is an energy company engaged in the exploration, acquisition, development and production of crude oil and natural gas. PVA is also the general partner and the largest unit holder in Penn Virginia Resource Partners, L.P. (NYSE: PVR), which manages coal properties and related assets and operates a midstream natural gas gathering and processing business. PVA is headquartered in Radnor, PA. For more information about PVA, visit the Company’s website at www.pennvirginia.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the cost of finding and successfully developing oil and gas reserves; PVA’s ability to acquire new oil and gas reserves and the price for which such reserves can be acquired; energy prices generally and specifically, the price of crude oil, natural gas, NGLs and coal; the relationship between natural gas and NGL prices; the price of coal and its comparison to the price of natural gas and oil; the volatility of commodity prices for crude oil, natural gas, NGLs and coal; the projected demand for crude oil, natural gas, NGLs and coal; the projected supply of crude oil, natural gas, NGLs and coal; PVA’s ability to obtain adequate pipeline transportation capacity for its oil and gas production; non-performance by third party operators in wells in which PVA owns an interest; competition among producers in the oil and natural gas and coal industries generally and among natural gas midstream companies; the extent to which the amount and quality of actual production of PVA’s oil and natural gas or PVR’s coal differs from estimated recoverable proved oil and gas reserves and coal reserves; PVR’s ability to generate sufficient cash from its midstream and coal businesses to pay the minimum quarterly distribution to its general partner and its unitholders; hazards or operating risks incidental to PVA’s business and to PVR’s coal or midstream business; PVR’s ability to successfully manage its relatively new natural gas midstream business; PVR’s ability to acquire new coal reserves or midstream assets on satisfactory terms; the price for which coal reserves can be acquired; PVR’s ability to continually find and contract for new sources of natural gas supply for its midstream business; PVR’s ability to retain existing or acquire new midstream customers; PVR’s ability to lease new and existing coal reserves; the ability of PVR’s lessees to produce sufficient quantities of coal on an economic basis from PVR’s reserves; the ability of PVR’s lessees to obtain favorable contracts for coal produced from its reserves; PVR’s exposure to the credit risk of its coal lessees and midstream customers; hazards or operating risks incidental to midstream operations; unanticipated geological problems; the dependence of PVR’s midstream business on having connections to third party pipelines; the availability of required drilling rigs, materials and equipment; the occurrence of unusual weather or operating conditions including force majeure events; the failure of equipment or processes to operate in accordance with specifications or expectations; the failure of PVR’s infrastructure and its lessees’ mining equipment or processes to operate in accordance with specifications or expectations; delays in anticipated start-up dates of PVA’s oil and natural gas production and PVR’s lessees’ mining operations and related coal infrastructure projects; environmental risks affecting the drilling and producing of oil and gas wells, the mining of coal reserves or the production, gathering and processing of natural gas; the timing of receipt of necessary governmental permits by PVA and by PVR or PVR’s lessees; the risks associated with having or not having price risk management programs; labor relations and costs; accidents; changes in governmental regulation or enforcement practices, especially with respect to environmental, health and safety matters, including with respect to emissions levels applicable to coal-burning power generators; uncertainties relating to the outcome of current and future litigation regarding mine permitting; risks and uncertainties relating to general domestic and international economic (including inflation and interest rates) and political conditions (including the impact of potential terrorist attacks); the experience and financial condition of PVR’s coal lessees and midstream customers, including the lessees’ ability to satisfy their royalty, environmental, reclamation and other obligations to PVR and others; PVR’s ability to expand its midstream business by constructing new gathering systems, pipelines and processing facilities on an economic basis and in a timely manner; coal handling joint venture operations; changes in financial market conditions; and the completion of PVG’s initial public offering.

Additional information concerning these and other factors can be found in PVA’s press releases and public periodic filings with the Securities and Exchange Commission, including PVA’s Annual Report on Form 10-K for the year ended December 31, 2005. Many of the factors that will determine PVA’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. PVA undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

PENN VIRGINIA CORPORATION

OPERATIONS SUMMARY

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Production
Natural gas (MMcf)	7,332	6,473	21,009	18,826
Oil and condensate (MBbl)	97	69	283	230
Total oil, condensate and natural gas production (MMcfe)	7,914	6,887	22,707	20,206
Coal royalty tons (thousands)	8,782	8,531	24,467	22,496
Inlet volumes (MMcf)	14,643	11,567	39,431	26,963
Prices and margin
Natural gas ($/Mcf)	$6.89	$8.35	$7.63	$7.28
Oil and condensate ($/Bbl)	$61.48	$48.83	$57.87	$44.03
Coal royalties ($/ton)	$3.03	$2.67	$3.00	$2.71
Gross midstream processing margin (in thousands)	$20,537	$14,128	$50,725	$31,073

CONSOLIDATED STATEMENTS OF EARNINGS - unaudited
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues
Natural gas	$50,540	$54,071	$160,384	$137,011
Oil and condensate	5,964	3,369	16,378	10,128
Natural gas midstream	100,809	101,940	305,340	213,351
Coal royalties	26,612	22,739	73,288	60,921
Other	4,468	4,240	13,060	11,157

Total revenues	188,393	186,359	568,450	432,568

Expenses
Cost of midstream gas purchased	80,272	87,812	254,615	182,278
Operating	14,259	9,141	33,438	22,642
Exploration	12,660	5,960	26,061	31,550
Taxes other than income	2,322	4,080	11,217	11,481
General and administrative	10,900	8,369	33,289	23,876
Impairment of oil and gas properties	—	3,488	—	3,488
Depreciation, depletion and amortization	23,336	20,701	66,581	56,324

Total expenses	143,749	139,551	425,201	331,639

Operating income	44,644	46,808	143,249	100,929

Other income (expense)
Interest expense	(7,108)	(4,195)	(17,292)	(11,070)
Interest and other income	379	276	1,138	971
Derivatives	17,940	3,578	11,403	(11,186)

Income from operations before minority interest and income taxes	55,855	46,467	138,498	79,644
Minority interest	18,539	13,684	31,187	22,274
Income tax expense	14,435	12,793	42,105	22,693

Net income	$22,881	$19,990	$65,206	$34,677

Per share data

Net income per share, basic	$1.22	$1.08	$3.49	$1.87

Net income per share, diluted	$1.21	$1.07	$3.46	$1.85

Weighted average shares outstanding, basic	18,679	18,560	18,658	18,524
Weighted average shares outstanding, diluted	18,895	18,760	18,872	18,707

PENN VIRGINIA CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2006	December 31, 2005
	(unaudited)
Assets
Current assets	$164,177	$178,185
Net property and equipment	1,283,889	983,219
Equity investments	25,069	26,672
Goodwill and intangibles, net	41,970	45,769
Other assets	19,222	17,701

Total assets	$1,534,327	$1,251,546

Liabilities and Shareholders’ Equity
Current liabilities	$135,914	$154,528
Long-term debt	180,000	79,000
Long-term debt of Penn Virginia Resource Partners, L.P.	315,772	246,846
Other liabilities and deferred taxes	210,467	147,340
Minority interest in Penn Virginia Resource Partners, L.P.	317,199	313,524
Shareholders’ equity	374,975	310,308

Total liabilities and shareholders’ equity	$1,534,327	$1,251,546

CONSOLIDATED STATEMENTS OF CASH FLOWS – unaudited

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Operating Activities
Net income	$22,881	$19,990	$65,206	$34,677
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	23,336	20,701	66,581	56,324
Commodity derivative contracts:
Total derivative losses	(17,675)	273	(10,042)	15,422
Cash settlements of derivatives	(4,216)	(4,886)	(10,433)	(7,112)
Impairment of oil and gas properties	—	3,488	—	3,488
Minority interest	18,539	13,684	31,187	22,274
Deferred income taxes	13,248	6,750	32,071	10,793
Dry hole and unproved leasehold expense	9,566	2,733	17,925	21,649
Other	919	4,575	5,483	6,464

Operating cash flow (see attached table “Reconciliation of Certain Non-GAAP Financial Measures”)	66,598	67,308	197,978	163,979
Changes in operating assets and liabilities	(19,437)	(3,467)	(917)	(15,472)

Net cash provided by operating activities	47,161	63,841	197,061	148,507

Investing Activities
Proceeds from sale of properties	30	6,624	2,505	17,375
Additions to property and equipment	(76,700)	(51,938)	(182,239)	(129,898)
Acquisitions, net of cash acquired	(6,816)	(67,492)	(171,479)	(290,169)

Net cash used in investing activities	(83,486)	(112,806)	(351,213)	(402,692)

Financing Activities
Dividends paid	(2,101)	(2,087)	(6,298)	(6,250)
Distributions paid to minority interest holders	(9,827)	(8,491)	(28,144)	(22,247)
Proceeds from issuance of PVR partners’ capital	—	39	—	126,475
Net proceeds from PVA borrowings	35,000	—	101,000	13,000
Net proceeds from PVR borrowings	10,000	54,200	71,500	140,200
Payments for debt issuance costs	—	(346)	—	(2,385)
Issuance of stock	1,833	1,370	2,567	1,927

Net cash provided by financing activities	34,905	44,685	140,625	250,720

Net increase (decrease) in cash and cash equivalents	(1,420)	(4,280)	(13,527)	(3,465)
Cash and cash equivalents-beginning balance	13,806	26,286	25,913	25,471

Cash and cash equivalents-ending balance	$12,386	$22,006	$12,386	$22,006

PENN VIRGINIA CORPORATION

QUARTER SEGMENT INFORMATION - unaudited

(Dollars in millions except where noted)

	Oil and Gas		Coal	Natural Gas Midstream	Other	Consolidated
	Amount	(per Mcfe) *
Three months ended September 30, 2006

Production
Oil, condensate and gas (MMcfe)	7,914
Natural gas (MMcf)	7,332
Crude oil and condensate (MBbl)	97
Coal royalty tons (thousands of tons)			8,782
Inlet volumes (MMcf)				14,643
Revenues
Natural gas	$50,540	$6.89	$—	$—	$—	$50,540
Oil and condensate	5,954	61.38	—	—	10	5,964
Natural gas midstream	—		—	100,809	—	100,809
Coal royalties	—		26,612	—	—	26,612
Other	402		3,278	795	(7)	4,468

Total revenues	56,896	7.19	29,890	101,604	3	188,393

Expenses
Cost of midstream gas purchased	—	—	—	80,272	—	80,272
Operating	7,882	1.00	3,340	3,038	(1)	14,259
Exploration	12,660	1.60	—	—	—	12,660
Taxes other than income	1,750	0.22	154	329	89	2,322
General and administrative	3,181	0.40	2,097	2,504	3,118	10,900
Depreciation, depletion and amortization	13,365	1.69	5,551	4,313	107	23,336

Total expenses	38,838	4.91	11,142	90,456	3,313	143,749

Operating income (loss)	$18,058	$2.28	$18,748	$11,148	$(3,310)	$44,644

Additions to property and equipment and acquisitions, net of cash acquired	$70,558		$5,735	$6,036	$1,187	$83,516

	Oil and Gas		Coal	Natural Gas Midstream	Other	Consolidated
	Amount	(per Mcfe) *
Three months ended September 30, 2005

Production
Oil, condensate and gas (MMcfe)	6,887
Natural gas (MMcf)	6,473
Crude oil and condensate (MBbl)	69
Coal royalty tons (thousands of tons)			8,531
Inlet volumes (MMcf)				11,567
Revenues
Natural gas	$54,071	$8.35	$—	$—	$—	$54,071
Oil and condensate	3,369	48.83	—	—	—	3,369
Natural gas midstream	—		—	101,940	—	101,940
Coal royalties	—		22,739	—	—	22,739
Other	405		3,184	543	108	4,240

Total revenues	57,845	8.40	25,923	102,483	108	186,359

Expenses
Cost of midstream gas purchased	—	—	—	87,812	—	87,812
Operating	4,553	0.66	1,931	2,657	—	9,141
Exploration	5,960	0.87	—	—	—	5,960
Taxes other than income	3,424	0.50	219	340	97	4,080
General and administrative	1,966	0.29	1,917	1,873	2,613	8,369
Impairment of oil and gas properties	3,488	0.51	—	—	—	3,488
Depreciation, depletion and amortization	11,433	1.66	5,257	3,902	109	20,701

Total expenses	30,824	4.48	9,324	96,584	2,819	139,551

Operating income (loss)	$27,021	$3.92	$16,599	$5,899	$(2,711)	$46,808

Additions to property and equipment and acquisitions, net of cash acquired (1)	$34,808		$81,339	$4,344	$85	$120,576

*	Natural gas revenues are shown per Mcf, oil and gas condensate revenues are shown per Bbl, and all other amounts are shown per Mcfe.
(1)	Coal segment includes noncash expenditures of $14.4 million.

PENN VIRGINIA CORPORATION

YEAR-TO-DATE SEGMENT INFORMATION - unaudited

(Dollars in millions except where noted)

	Oil and Gas		Coal	Natural Gas Midstream	Other	Consolidated
	Amount	(per Mcfe) *
Nine months ended September 30, 2006

Production
Oil, condensate and gas (MMcfe)	22,707
Natural gas (MMcf)	21,009
Crude oil and condensate (MBbl)	283
Coal royalty tons (thousands of tons)			24,467
Inlet volumes (MMcf)				39,431
Revenues
Natural gas	$160,384	$7.63	$—	$—	$—	$160,384
Oil and condensate	16,378	57.87	—	—	—	16,378
Natural gas midstream	—		—	305,340	—	305,340
Coal royalties	—		73,288	—	—	73,288
Other	1,521		9,827	1,666	46	13,060

Total revenues	178,283	7.85	83,115	307,006	46	568,450

Expenses
Cost of midstream gas purchased	—	—	—	254,615	—	254,615
Operating	19,490	0.86	5,561	8,387	—	33,438
Exploration	26,061	1.15	—	—	—	26,061
Taxes other than income	9,162	0.40	565	1,054	436	11,217
General and administrative	8,649	0.38	6,796	8,209	9,635	33,289
Depreciation, depletion and amortization	38,755	1.71	15,050	12,451	325	66,581

Total expenses	102,117	4.50	27,972	284,716	10,396	425,201

Operating Income	$76,166	$3.35	$55,143	$22,290	$(10,350)	$143,249

Additions to property and equipment and acquisitions, net of cash acquired (2)	$275,775		$80,902	$27,577	$2,223	$386,477

	Oil and Gas		Coal	Natural Gas Midstream (1)	Other	Consolidated
	Amount	(per Mcfe) *
Nine months ended September 30, 2005

Production
Oil, condensate and gas (MMcfe)	20,206
Natural gas (MMcf)	18,826
Crude oil and condensate (MBbl)	230
Coal royalty tons (thousands of tons)			22,496
Inlet volumes (MMcf)				26,963
Revenues
Natural gas	$137,011	$7.28	$—	$—	$—	$137,011
Oil and condensate	10,128	44.03	—	—	—	10,128
Natural gas midstream	—		—	213,351	—	213,351
Coal royalties	—		60,921	—	—	60,921
Other	581		8,507	1,424	645	11,157

Total revenues	147,720	7.31	69,428	214,775	645	432,568

Expenses
Cost of midstream gas purchased	—	—	—	182,278	—	182,278
Operating	11,629	0.58	4,104	6,626	283	22,642
Exploration	31,550	1.56	—	—	—	31,550
Taxes other than income	9,484	0.47	727	930	340	11,481
General and administrative	6,249	0.31	5,962	4,107	7,558	23,876
Impairment of oil and gas properties	3,488	0.17	—	—	—	3,488
Depreciation, depletion and amortization	33,777	1.67	13,440	8,797	310	56,324

Total expenses	96,177	4.76	24,233	202,738	8,491	331,639

Operating Income	$51,543	$2.55	$45,195	$12,037	$(7,846)	$100,929

Additions to property and equipment and acquisitions, net of cash acquired (3)	$120,133		$110,370	$203,810	$150	$434,463

*	Natural gas revenues are shown per Mcf, oil and gas condensate revenues are shown per Bbl, and all other amounts are shown per Mcfe.
(1)	Natural Gas Midstream segment acquired in March 2005.
(2)	Oil and gas segment includes noncash expenditures of $32.8 million.
(3)	Oil and gas segment includes noncash expenditures of $13.2 million. Coal segment includes noncash expenditures of $14.4 million.

PENN VIRGINIA CORPORATION

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Reconciliation of GAAP “Net cash provided by operating activities” to Non-GAAP “Operating cash flow”
Net cash provided by operating activities	$47,161	$63,841	$197,061	$148,507
Adjustments:
Changes in operating assets and liabilities	19,437	3,467	917	15,472

Operating cash flow (see Note 1 below)	$66,598	$67,308	$197,978	$163,979

Reconciliation of GAAP “Additions to property and equipment” to Non-GAAP “Capital expenditures”
Additions to property and equipment	$76,700	$51,938	$182,239	$129,898
Acquisitions, net of cash acquired	6,816	67,492	171,479	290,169
Seismic expenditures	1,307	797	4,947	6,876
Delay rentals and other expenditures	1,650	2,226	3,056	2,817
Acquisitions of non-PPE assets and liabilities	488	—	(2,356)	—
Sale of lease rights	—	(6,625)	—	(6,625)
Change in accrued capital expenditures	(3,300)	1,619	(844)	739
Less: Capitalized interest	(882)	(1,118)	(1,788)	(2,425)

Capital expenditures (see Note 2 below)	$82,779	$116,329	$356,733	$421,449

Note 1 - Operating cash flow represents net cash provided by operating activities before changes in assets and liabilities. Operating cash flow is presented because management believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). Management believes that operating cash flow is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities, service debt and pay dividends. This measure is widely used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Operating cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity, or as an alternative to net income.

Note 2 - Capital expenditures represents cash additions to property and equipment, plus cash paid for acquisitions, plus seismic expenditures, delay rentals and other expenditures, change in accrued capital expenditures and non-cash well accruals, minus capitalized interest. Management believes capital expenditures provide useful information regarding the Company’s capital program as a supplement to cash additions to property and equipment

PENN VIRGINIA CORPORATION

GUIDANCE TABLE

(Dollars in millions except where noted)

Penn Virginia Corporation is providing the following guidance regarding financial and operational expectations for 2006.

	Actual				2006 Guidance
	First Quarter 2006	Second Quarter 2006	Third Quarter 2006	YTD 2006
Oil & Gas Segment:
Production:
Natural gas (Bcf) - See Note a	6.8	6.9	7.3	21.0	28.5	-	29.9
Crude oil and condensate (MBbl) - See Note b	91	95	97	283	325	-	350
Equivalent production (Bcfe)	7.3	7.6	7.9	22.7	30.5	-	32.0
Equivalent daily production (MMcfe)	81.1	83.2	86.0	83.2	83.6	-	87.7

Expenses:
Direct expenses	$11.5	13.0	12.8	37.3	49.0	-	51.0
Exploration	$7.9	5.5	12.7	26.1	36.0	-	38.0
Depreciation, depletion and amortization ($ per Mcfe)	$1.73	1.70	1.69	1.71	1.70	-	1.80

Capital Expenditures:
Development drilling	$28.2	37.8	50.1	116.1	150.0	-	155.0
Exploratory drilling	$9.9	8.8	5.0	23.7	47.0	-	50.0
Pipeline, gathering, facilities	$2.8	4.3	4.8	11.9	17.0	-	18.0
Seismic	$2.4	1.2	1.3	4.9	6.5	-	7.0
Lease acquisition, field projects and other - See Note c	$3.9	9.4	3.7	17.0	28.0	-	30.0
Proved property acquisitions	$—	72.5	—	72.5	71.5	-	72.0
Total Oil & Gas Capital Expenditures	$47.2	134.0	64.9	246.1	320.0	-	332.0

Coal Segment (PVR):
Coal royalty tons (millions)	7.7	8.0	8.8	24.5	32.5	-	34.0

Revenues:
Average royalty per ton	$2.90	3.04	3.03	3.00	2.95	-	3.00
Other	$2.9	3.6	3.3	9.8	13.2	-	14.0

Expenses:
Direct expenses	$3.5	3.9	5.6	12.9	17.0	-	18.0
Depreciation, depletion and amortization	$4.7	4.7	5.6	15.1	20.0	-	21.0

Capital Expenditures:
Expansion and acquisitions	$4.8	69.2	6.4	80.4	84.0	-	84.6
Maintenance capital expenditures	$0.1	—	—	0.1	0.3	-	0.4
Total Coal Capital Expenditures	$4.9	69.2	6.4	80.5	84.3	-	85.0

Natural Gas Midstream Segment (PVR):
Inlet volumes (MMcf per day) - see Note d	134	140	159	144	145	-	150

Expenses:
Direct expenses	$5.9	5.8	5.9	17.7	23.5	-	24.0
Depreciation, depletion and amortization	$4.1	4.1	4.3	12.5	16.5	-	17.0

Capital Expenditures:
Expansion and acquisitions	$0.6	17.4	2.5	20.5	23.0	-	24.0
Maintenance capital expenditures	$2.0	2.3	3.0	7.3	9.5	-	10.0
Total Midstream Capital Expenditures	$2.6	19.7	5.5	27.8	32.5	-	34.0

Corporate and Other:
General and administrative expense	$2.9	3.5	3.1	9.6	13.0	-	14.0

Interest expense:
PVA average long-term debt outstanding	$73.5	91.5	149.0	104.4	140.0	-	160.0
PVA interest rate	5.3%	5.4%	7.0%	6.3%	6.5%	-	7.0%
Percentage capitalized - see Note e	37%	32%	33%	34%	35%	-	40%
PVR average long-term debt outstanding	$254.2	284.1	326.6	289.1	325.0	-	330.0
PVR interest rate assumed	5.9%	6.0%	6.6%	6.2%	6.3%	-	6.6%

Minority interest in PVR - see Note f	$4.9	7.8	18.5	31.2	see Note e
Income tax rate - see Note g	39%	41%	39%	39%		40%

Other capital expenditures	$0.3	0.7	1.2	2.2	5.0	-	6.0

These estimates are meant to provide guidance only and are subject to change as the operating environment of the Company changes.

See	Notes on following page.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE

(Dollars in millions except where noted)

Notes to Guidance Table:

a - The oil and gas segment’s natural gas derivative positions as of September 30, 2006, are summarized below:

	Average MMBtu Per Day	Additional Put	Weighted Average Price per MMBtu Collars
			Floor	Ceiling
Fourth Quarter 2006
Costless collar	26,269		$8.17	$15.15
Three-way collar (October only)	25,000	$4.50	$6.00	$9.40
Stand-alone put	1,333		$9.00
First Quarter 2007
Costless collar	20,000		$9.00	$19.03
Three-way collar	3,000	$5.00	$8.00	$11.25
Second Quarter 2007
Costless collar	15,000		$7.33	$12.93
Three-way collar	3,000	$5.00	$8.00	$11.25
Third Quarter 2007
Costless collar	15,000		$7.33	$12.93
Three-way collar	3,000	$5.00	$8.00	$11.25
Fourth Quarter 2007
Costless collar	11,667		$8.28	$15.78
Three-way collar	3,000	$5.00	$8.00	$11.25
First Quarter 2008
Costless collar	10,000		$9.00	$17.95
Three-way collar	2,500	$5.00	$8.00	$10.75
Second Quarter 2008
Three-way collar	2,500	$5.00	$8.00	$10.75
Third Quarter 2008
Three-way collar	2,500	$5.00	$8.00	$10.75
Fourth Quarter 2008
Three-way collar	2,500	$5.00	$8.00	$10.75

The costless collar natural gas prices per MMBtu per quarter include the effects of basis differentials, if any.

b - The oil and gas segment’s oil derivative positions as of September 30, 2006, are summarized below:

	Average Bbbls Per Day	Weighted Average Price per Bbl Collars
		Floor	Ceiling
Fourth Quarter 2006 through Fourth Quarter 2007	200	$60.00	$72.20

c - Lease acquisition excludes total non-cash expenditures of $32.8 million in the nine months ended September 30, 2006, related to deferred taxes in the Crow Creek Acquisition.

d - The natural gas midstream segment’s derivative positions as of September 30, 2006, are summarized below:

	Average Volume Per Day		Weighted Average Price
Ethane Swaps (revenue)	(in gallons	)	(per gallon	)
Fourth Quarter 2006	73,126		$0.4870
First Quarter 2007 through Fourth Quarter 2007	34,440		$0.5050
First Quarter 2008 through Fourth Quarter 2008	34,440		$0.4700

Propane Swaps (revenue)	(in gallons	)	(per gallon	)
Fourth Quarter 2006	52,080		$0.7060
First Quarter 2007 through Fourth Quarter 2007	26,040		$0.7550
First Quarter 2008 through Fourth Quarter 2008	26,040		$0.7175

Crude Oil Swaps (revenue)	(in barrels	)	(per barrel	)
Fourth Quarter 2006	1,100		$44.45
First Quarter 2007 through Fourth Quarter 2007	560		$50.80
First Quarter 2008 through Fourth Quarter 2008	560		$49.27

Crude Oil Collars (revenue)	(in barrels	)	(per barrel	)
Fourth Quarter 2006 (October only)	270		$73.59

Natural Gas Swaps (cost of gas purchased)	(in MMBtu	)	(per MMBtu	)
Fourth Quarter 2006	8,005		$6.98
First Quarter 2007 through Fourth Quarter 2007	4,000		$6.97
First Quarter 2008 through Fourth Quarter 2008	4,000		$6.97

e - The Company capitalizes a portion of interest expense incurred to recognize the carrying cost of certain unproved properties as required by accounting principles generally accepted in the United States.

f - Penn Virginia owns 39 percent of Penn Virginia Resource Partners, L.P. (PVR). Minority interest reflects the remaining 61 percent owned by parties other than Penn Virginia, less the general partner’s incentive distribution rights.

g - Deferred federal and state income taxes are expected to comprise approximately 60% to 70% of the Company’s income tax expense for the full year.